Exhibit 4.8

RULES OF THE FLUTTER ENTERTAINMENT PLC

2015 MEDIUM TERM INCENTIVE PLAN

Adopted by the Remuneration Committee on 26 January, approved by shareholder resolution on

21 December 2015, amended by the Remuneration Committee on 18 April 2016 and amended by the Compensation and Human Resources Committee on 13 December 2023.

William Fry

Solicitors

2 Grand Canal Square

Dublin 2

www.williamfry.com

© William Fry 2015

017647.0015.BMC

TABLE OF CONTENTS

1.	INTERPRETATION AND PURPOSE	3
2.	GRANT OF AWARDS AND OPTIONS	8
3.	LIMIT ON NUMBER OF SHARES TO BE THE SUBJECT OF AWARDS OR OPTIONS UNDER THIS SCHEME	9
4.	LIMIT ON NUMBER OF SHARES GRANTED TO ELIGIBLE EMPLOYEES	11
5.	CONDITIONS ATTACHING TO AWARDS AND OPTIONS	11
6.	GRANT OF OPTIONS	14
7.	VESTING OF AWARDS AND OPTIONS	14
8.	CESSATION OF EMPLOYMENT	15
9.	TAKEOVER, RECONSTRUCTION, AMALGAMATION OR WINDING UP OF COMPANY	17
10.	EXCHANGE OF AWARDS AND OPTIONS ON TAKEOVER OF COMPANY	19
11.	LAPSE OF AWARDS AND OPTIONS	20
12.	SHARES TRANSFERRED/ISSUED ON VESTING	20
13.	ADJUSTMENT OF AWARDS AND OPTIONS ON REORGANISATION	21
14.	DEDUCTIONS	21
15.	LEGAL ENTITLEMENT	22
16.	ADMINISTRATION OF SCHEME	23
17.	AMENDMENT OF SCHEME	24
18.	DATA PROTECTION	25
19.	LISTING OF SHARES	26
20.	NOTICES	26
21.	GOVERNING LAW	27
22.	ARBITRATION	27

RULES OF THE FLUTTER ENTERTAINMENT PLC

2015 MEDIUM TERM INCENTIVE PLAN

1.	INTERPRETATION AND PURPOSE

1.1

The purpose of the Scheme is to provide mechanisms to incentivise executives of the Group (other than executive directors of the Company) through the making of awards or options over Shares which do not confer any rights over or in respect of such shares until the achievement of stretching performance targets specified at the time the award or option is made or granted.

1.2	In the Scheme, unless the context otherwise requires, the following words and expressions have the following meanings:

Accounting Period	any financial year in respect of which the Company prepares audited financial statements;

Acting in Concert	the meaning given to such expression in Section 1 of the Irish Takeover Panel Act 1997 in its present form or as amended from time to time;

Adoption Date	the date on which the Scheme is adopted by shareholders in general meeting;

Award	a right to acquire, or subscribe for, Shares conferred in accordance with the terms of the Trust and this Scheme;

Award Certificate	the certificate issued in respect of the grant of an Award under Rule 2.2;

Award Holder	an Eligible Employee who holds a subsisting Award, or where the context permits, his legal personal representative(s);

Base Salary	in relation to an Eligible Employee, his salary from the Group arising out of his employment expressed at an annual rate at the date of Date of Grant;

Betfair	Betfair Group plc, incorporated under the laws of England and Wales under company number 5140986;

Board	the Board of Directors of the Company;

Clawback	the discretion conferred on the Compensation Committee to decide that the Vesting of an Award or Option granted under this Scheme or any other benefit conferred under this Scheme or any other incentive plan is to be reduced or forfeited or repaid in the manner provided for in Rule 5.5;

Company	Flutter Entertainment plc, incorporated in Ireland under company number 16956;

Company’s Share Dealing Code	the Company’s Group Securities Dealing Policy and/or PDMR Securities Dealing Policy (to the extent applicable) as in force from time to time or such other code for dealings in Shares by employees of a Group Member as the Company may adopt from time to time;

Compensation Committee or Remuneration Committee	the Compensation and Human Resources Committee of the Company (or its predecessor committee by whatever name) or any duly authorised committee of the Board or a person duly authorised by the Compensation Committee (or by its predecessor committee by whatever name) or by any such duly authorised committee of the Board;

Control	the meaning given to that expression in Section 432 of TCA 1997;

Date of Grant	the date on which an Award or an Option, as the case may be, is granted to an Eligible Employee in accordance with Rule 2.2;

Dealing Restriction	means restrictions on, or requirements for approval for, dealings in Shares or Share derivatives imposed by statute, order or regulation, including the Market Abuse Regulations, or Government directive or a listing authority or the Takeover Rules or by the Company’s Share Dealing Code;

DI	means depositary interests representing Shares, issued in such manner as may be approved by the Company from time to time;

Dividend Share	the meaning given to such expression in Rule 12.2;

Employee Share Schemes	any employee share scheme of the Company which satisfies an incentive based award or option through the issue of new shares;

Eligible Employee	a bona fide executive of any company within the Group (excluding an executive director of the Company) as determined by the Compensation Committee, in its absolute discretion;

Existing Award	the meaning given to such expression in Rule 10.1;

Existing Option	the meaning given to such expression in Rule 10.1;

Group	the Company and its Subsidiaries from time to time and “Group Member” shall mean any of them;

Internal Re-organisation	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

Issue Period	the period of 42 days commencing on:

(a) the date on which the Scheme is adopted by the Remuneration Committee; or

(b)   the dealing day after the day on which the Company makes an announcement of its results for any period provided however that in the event of there being an embargo on dealings in Shares by virtue of the Market Abuse Regulations and such embargo as aforesaid having effect during any such 42 day period, an Award or Option may in any case be issued within the 14 day period immediately following the day on which such embargo ceases to have effect;

Market Abuse Regulations	EU Regulation (596/2014) and related implementing measures as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom;

Market Value	of a Share on any day shall be determined as follows:

(a)   if at the relevant time Shares are listed on a Stock Exchange, the average over the three trading days (on such Stock Exchange on which the Shares are listed as is nominated for that purpose by the Compensation Committee) immediately preceding such day of the mean between the highest and lowest sale prices of a Share on each such trading day;

(b) if paragraph (a) above does not apply, the market value of a Share on such day as determined in accordance with Section 548 TCA 1997 by the Compensation Committee; or

(c)   if paragraphs (a) and (b) above do not apply and if the Compensation Committee considers to be appropriate, the market value of a Share shall be determined from the price obtained by investors in the Company in sales by them of Shares as is certified by the Company’s broker;

Net Payment	the meaning given to such expression in Rule 7.4.2;

New Award	an Award granted by way of exchange under Rule 10.2;

New Option	the meaning given to such expression in Rule 10.2;

New Shares	the shares subject to a New Award referred to in Rule 10.2;

Option	an option to acquire or subscribe for Shares granted to an Eligible Employee under the terms of the Rules;

Option Certificate	the certificate issued in respect of the grant of an Option under Rule 2.2;

Option Holder	the holder of an Option granted under the terms of the Scheme;

Paddy Power Betfair plc Employee Benefit Trust	Paddy Power Betfair plc Employee Benefit Trust as constituted by the Trust Deed;

Participant	any person who holds an Award or Option or, following his death, his personal representative

Performance Conditions	the applicable target or targets at which an Award shall Vest or an Option shall be exercised in accordance with Rule 5.2.2;

Performance Period	the period of at least two years beginning on the commencement of the Accounting Period in which the Date of Grant of an Award or Option occurs;

Relevant Liability	the meaning given to such expression in Rule 14.1;

Relevant Participant	the meaning given to such expression in Rule 5.5.1;

Reorganisation	any variation in the share capital of the Company, including, without limitation, a capitalisation issue, rights issue, bonus issue and a sub division, consolidation or reduction in the capital of the Company;

Retention Restriction	the meaning given to such expression in Rule 7.5;

Rules	the Rules set out this document;

Scheme	The Flutter Entertainment plc 2015 Medium Term Incentive Plan in its present form or as amended from time to time constituted by these Rules and the Trust Deed;

Shares	fully paid ordinary shares in the capital of the Company (or any shares representing them);

Stock Exchange	the London Stock Exchange, the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded as determined by the Compensation Committee;

Subsidiary	the meaning given to that expression in Section 7 of the Companies Act 2014;

Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2022, as amended from time to time.

TCA 1997	Taxes Consolidation Act 1997, as amended from time to time;

Trust Deed	the Trust Deed entered into on 20 October 2003 between Power Leisure Bookmakers Limited and Kleinwort Benson (Jersey) Trustees Limited (previously Orbis Trustees Jersey Limited) (as amended) constituting the Paddy Power Betfair plc Employee Benefit Trust which, when taken together with these Rules, constitutes the Scheme;

Trustee	the trustee of Paddy Power Betfair plc Employee Benefit Trust;

Vest or Vesting	means:

(a) in relation to an Award, the point at which the Participant becomes entitled to receive the Shares; and

(b) in relation to an Option, the point at which it becomes capable of exercise;

Vesting Period	the period commencing on the Date of Grant of an Award and ending on the date such Award or Option Vests.

1.3	In the Scheme, unless otherwise specified:

1.3.1	the Rule headings are inserted for ease of reference only and do not affect their construction or interpretation;

1.3.2	a reference to a Rule is a reference to a Rule of the Scheme;

1.3.3	a reference to writing includes any mode of reproducing words in a legible form;

1.3.4	the singular includes the plural and vice-versa and the masculine includes the feminine;

1.3.5	a reference to a statutory provision of an Act of the Oireachtas includes any statutory modification, amendment or re-enactment thereof; and

1.3.6	the Interpretation Act 2005 applies to the Scheme in the same way as it applies to an enactment.

2.	GRANT OF AWARDS AND OPTIONS

2.1	Awards and Options granted by Compensation Committee

Subject to the provisions of these Rules, the Eligible Employees to whom Awards or Options are granted and the terms of such Awards or Options shall be determined by the Compensation Committee in its absolute discretion.

2.2	Procedure for grant of Awards and Options and Date of Grant

Awards and Options may be granted during an Issue Period at such time or times in such amounts and on such terms as the Compensation Committee shall determine in its absolute discretion. An Award or Option shall be granted by the execution by the Compensation Committee of an Award Certificate or an Option Certificate, as the case may be, as a deed. The Compensation Committee may make Awards or grant Options, as the case may be, at any time during the term of the Scheme provided it is not prohibited or restricted from doing so by law or by a Dealing Restriction. An Award or Option may also be granted outside of the Issue Period where the Compensation Committee considers that circumstances are sufficiently exceptional to justify it being made outside of such period.

2.3	Contents of Award or Option Certificate

Unless the Compensation Committee shall determine otherwise, an Award Certificate or Option Certificate shall contain:

2.3.1

the Date of Grant of the Award or Option which shall be either the date specified in the Award Certificate or Option Certificate, as the case may be (in which case such date may not be earlier than the date the Compensation Committee shall have resolved to issue the Award or Option) or, if not specified, the date on which the Award Certificate or Option Certificate is executed;

2.3.2	the Performance Condition(s) applicable to the Award or Option, as the case may be;

2.3.3	the number of Shares subject to the Award or Option;

2.3.4	the date on which the Award may Vest or Option may be exercised, as the case may be and, in the case of an Option, the period during which it may be exercised;

2.3.5

a statement that it is a condition of the grant that the Participant sign a copy of the certificate in order to bind himself contractually to any such arrangement as is referred to in this Scheme (including the application of Clawback) and return the executed document to the Compensation Committee by a specified date;

2.3.6

a statement that, until the Vesting of an Award or exercise of an Option, the Award Holder or Option Holder, as the case may be, shall not have any rights over or in respect of the Shares specified in the Award or Option and on Vesting or exercise his right shall be limited to those Shares in respect of which the relevant Performance Condition(s) have been achieved;

2.3.7	state any Retention Restriction that shall apply to any Shares derived from the Award or Option; and

2.3.8	any other conditions to which the Award or Option is subject.

All Awards and Options shall be subject to the terms and conditions of this Scheme.

2.4	Duration of Scheme

An Award or Option may be granted at any time within a period of ten years after the Adoption Date. An Option must be exercised within a period of ten years after the Date of Grant thereof or such shorter period as may be determined on the Date of Grant.

2.5	Persons to whom Awards or Options may be granted

An Award or Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

2.6	Awards and Options non-transferable

An Award or Option shall not be capable of being transferred, charged or otherwise alienated (except, in the case of a Participant’s death, to his personal representatives), without the prior approval, in writing, of the Compensation Committee, and shall lapse immediately if the Award Holder or Option Holder, as the case may be, purports to transfer, charge or otherwise alienate the Award, or Option, as the case may be, without such approval. All of the terms of this Scheme shall apply to any Award or Option so transferred, charged or alienated. An Award or Option shall lapse immediately if the Participant is declared bankrupt or enters into a compromise with his creditors generally.

2.7	Right to Refuse Awards or Options

An Award Holder or Option Holder, as the case may be, may by notice, in writing, to the Compensation Committee, within thirty days after the Date of Grant, refuse to accept the Award or Option. In such a case, the Award or Option, as the case may be, shall be treated as having never been made. An Award Holder or Option Holder may also renounce an Award or Option at any time prior to the Vesting of such Award or exercise of such Option, as the case may be.

2.8	Subscription Price

No price shall be payable by an Award Holder or Option Holder upon the grant or Vesting of an Award or grant or exercise of an Option, as the case may be, where the Shares the subject of the Award or Option are sourced from the pool of Shares held by the Trustee. Upon the Vesting of an Award or exercise of an Option in respect of Shares sourced from the Company, the Award Holder or Option Holder, as the case may be, shall pay to the Company such price as shall be specified by the Compensation Committee provided such price shall at the time equal or exceed the aggregate nominal value of the Shares the subject of the Award or Option.

3.	LIMIT ON NUMBER OF SHARES TO BE THE SUBJECT OF AWARDS OR OPTIONS UNDER THIS SCHEME

3.1	General

Subject to Rule 3.4, the number of Shares which may be the subject of Awards and Options shall be limited as set out in this Rule 3.

For the purpose of Awards and Options granted under this Scheme, Shares may be sourced from the pool of Shares held by the Trustee or by the issue of new Shares by the Company (which shall include treasury shares held by the Company). As Shares held by the Trustee will be sourced from market purchases and are non dilutive only Awards and Options sourced from the issue of Shares by the Company under this Scheme or any other Employee Share Scheme will count for the purpose of the limits set out in the remainder of this Rule. The Compensation Committee may decide to change the way in which it is intended that an Award or Option may be satisfied after it has been granted, having regard to the provisions of Rule 3

3.2	Ten per cent in ten years

The Compensation Committee may not grant Awards or Options which might result in the issue of new Shares if it would have the effect of increasing the total number of Shares that have been or may be issued, pursuant to awards and options granted under the Scheme and any other employee share based schemes of the Company in the ten year period preceding the proposed Date of Grant so as to exceed 10% of the Company’s issued share capital at the Date of Grant.

3.3	Five per cent in ten years

The Compensation Committee may not grant Awards or Options which might result in the issue of new Shares if it would have the effect of increasing the total number of Shares that have been, or may be issued, pursuant to this Scheme and all other discretionary Share based schemes in the ten year period immediately preceding the proposed Date of Grant so as to exceed 5% of the Company’s issued share capital at the Date of Grant.

3.4	Computation

For the purpose of the limits contained in this Rule 3:

3.4.1

Any Shares committed for issue under an Award or an Option shall be taken into account once only by reference to the date when the Award or Option is made. Treasury shares used to settle the Vesting of an Award or the exercise of an Option shall count as newly issued shares and shall be included in the calculation of the issued share capital for the purpose of calculating the limits until such time as guidelines published by institutional investor representative bodies recommend otherwise;

3.4.2	the limits shall count and apply to any Awards and Shares committed for issue under any sub plan or schedule created under Rule 17.5;

3.4.3	there shall be disregarded any Shares subject to an Award or Option which have lapsed, been renounced or refused or otherwise become incapable of Vesting;

3.4.4

Shares issued by the Company to holders of awards under any share based incentive scheme of Betfair or its subsidiaries: (i) in satisfaction of any right to acquire Shares granted to such persons in replacement of such awards at the time of and in connection with the merger of the Company and Betfair; and (ii) pursuant to the articles of association of Betfair as amended in connection with the merger of the Company and Betfair, shall be disregarded as shall any Shares delivered to such award holders by any trustee holding Shares for the benefit of former employees of Betfair or its subsidiaries;

3.4.5	there shall be disregarded any shares issued by Betfair under any share based incentive scheme of Betfair or its subsidiaries during the ten year period preceding any Date of Grant; and

3.4.6

no account shall be taken of any Shares where the right to receive such Shares has been or is to be satisfied other than by the issue or allotment of any part of the share capital of the Company (including, without limitation, by the transfer of existing Shares or cash).

4.	LIMIT ON NUMBER OF SHARES GRANTED TO ELIGIBLE EMPLOYEES

4.1	Individual Limits

No Eligible Employee may be granted Awards or Options which would, at the time they are granted, cause the value of all of the Shares subject to Awards and/or Options granted under the Scheme to that Eligible Employee in respect of a particular calendar year to exceed four times his Base Salary at that time. For the avoidance of doubt, Shares which are the subject of an Award or Option will be valued based on their Market Value.

5.	CONDITIONS ATTACHING TO AWARDS AND OPTIONS

5.1	Imposition of Conditions

Subject to Rule 5.5, on the grant of an Award or an Option, the Compensation Committee may impose such conditions on Vesting or exercise which the Compensation Committee determines to be appropriate in its absolute discretion.

5.2	Nature of Conditions

Any condition imposed under Rule 5.1 shall:

5.2.1	be objective;

5.2.2

include a performance condition or conditions determined by the Compensation Committee (in its absolute discretion) at the start of each Performance Period which is appropriate to incentivise Eligible Employees to meet the Group’s strategic goals;

5.2.3	specify such other targets as the Compensation Committee deems appropriate; and

5.2.4	specify the date on which the Award or Option shall lapse;

and be set out in, or attached in the form of a schedule to, the Award Certificate or Option Certificate, as the case may be. Management or the Compensation Committee shall have the discretion to adjust the formulaic vesting outcome (up or down) to ensure it accurately reflects the Company’s underlying performance.

5.3	Substitution, variation or waiver of Conditions in respect of Awards or Options Granted

If the Compensation Committee considers that any condition imposed under Rule 5.2 is no longer appropriate or fair to Award Holders or Option Holders (e.g. due to the imposition of industry specific taxation changes including product fees), it may make such adjustments to the Performance Condition calculations or substitute, vary or waive the condition (and make such consequential amendments to the Rules) in such manner as:

5.3.1	is reasonable in the circumstances; and

5.3.2	is neither materially more nor less difficult to satisfy than was intended at the Date of Grant.

The outstanding Award or Option shall then take effect subject to the condition as so substituted, varied or waived.

5.4	Notification of Award and Options Holders

The Compensation Committee, as soon as is reasonably practicable, shall notify each Award Holder and Option Holder of any determination made by it under this Rule.

5.5	Clawback of Awards or Options

5.5.1

The Compensation Committee may decide at any time up to the second anniversary of the Vesting of an Award or, in the case of an Option, up to the second anniversary of the date on which that Option first becomes exercisable, that the person to whom the Award or Option was granted (the “Relevant Participant”) shall be subject to clawback for any of the following:

(a)

there is a material restatement of the financial statements of the Company or any of its Subsidiaries for any of the financial years ending after the grant of such Award or Option. The Compensation Committee will in its sole discretion determine what constitutes a material restatement; or

(b)

the financial statements of the Company used in assessing the number of Shares over which the Award or Option was granted were misstated, or that any other information relied on in making such assessment proves to have been incorrect and, in any case, the Award or Option was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred; or

(c)

the Compensation Committee forms the view that in assessing the extent to which any Performance Condition and/or any other condition imposed on the Award or Option was satisfied such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that error not been made; or

(d)

some or all of the Performance Conditions, which were deemed to have been satisfied in respect of the Award or Option have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Relevant Participant. For the purpose of this Rule, “manipulation” means anything done, without the knowledge of the Compensation Committee, for the Relevant Participant’s own personal gain which is unreasonable and not done for the benefit of the Company; or

(e)	the Relevant Participant is found guilty of or pleads guilty to a crime that is related to or damages the business or reputation of the Company or any of its Subsidiaries; or

(f)	the Relevant Participant is guilty of serious misconduct or gross negligence, which causes loss or reputational damage to the Company or any of its Subsidiaries.

5.5.2	Where the Compensation Committee decides that an Award or Option is subject to Clawback:

(a)

the Compensation Committee may require the Relevant Participant to forfeit the right to all or part of the Shares which would, but for the operation of this Rule 5.5, be transferable to him in respect of such Award or Option; and/or

(b)	the Compensation Committee may reduce (including, if appropriate, reducing to zero):

(i)

the extent to which any other subsisting Awards or Options held by the Relevant Participant are to Vest notwithstanding the extent to which any Performance Condition and/or any other condition imposed on such other Awards or Option have been satisfied; and/or

(ii)

the extent to which any rights to acquire Shares (including annual incentive deferred into Shares) granted to the Relevant Participant under any share incentive plan (other than the Scheme) operated by the Company vest or become exercisable notwithstanding the extent to which any conditions imposed on such rights to acquire Shares have been satisfied; and/or

(iii)	the number of Shares subject to any vested but unexercised Option; and/or

(iv)

the number of Shares subject to any vested but unexercised right to acquire Shares granted to the Relevant Participant under any share incentive plan (other than the Scheme) operated by any Company in the Group.

5.5.3

The Compensation Committee may require the Relevant Participant (whether or not he is a director or employee of a Group Member at the time when the Clawback is applied) to return or pay to such company as the Compensation Committee may direct, and on such terms as the Compensation Committee may direct (including, without limitation, on terms that the relevant amount is to be deducted from the Participant’s salary or from any other payment to be made to the relevant Participant by any Group Member), such amount and/or such number of Shares as is required for the Clawback to be satisfied in full.

5.5.4

Any reduction made pursuant to Rule 5.5.2(b)(i) and/or Rule 5.5.2(b)(ii) shall take effect immediately prior to the Vesting of the Award or Option or the right vesting or becoming exercisable (as applicable) (or at such other time as the Compensation Committee decides) and any reduction made pursuant to Rule 5.5.2(b)(iii) and/or Rule 5.5.2(b)(iv) shall take effect at such time as the Compensation Committee decides.

5.5.5

The Compensation Committee may decide at any time to reduce the number of Shares subject to an Award or Option (including, if appropriate, reducing to zero) to give effect to a clawback provision of any form contained in any incentive plan (other than the Scheme) or bonus plan operated by any company in the Group. The value of the reduction shall be in accordance with the terms of the clawback provision in the relevant plan or, in the absence of any such term, on such basis as the Compensation Committee decides is appropriate.

5.5.6

Where Rule 5.5.1(e) above applies, the amount and/or such number of Shares to be subject to Clawback shall be such amount and/or such number of Shares as the Compensation Committee decides is appropriate but the amount of the Clawback and/or such number of Shares shall be limited to the net (post-tax) amount of such value.

5.5.7	Nothing in this Rule 5.5 shall apply to any Award, Option or other incentive granted prior to the date of adoption of this Scheme.

5.5.8	This Rule shall not apply after the Company is subject to a takeover or other corporate event under Rule 9 (provided that the relevant event is not an Internal Reorganisation).

5.6	Compliance with applicable laws

The Company may adopt such other malus and clawback policy to the extent necessary or appropriate to comply with all applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations or listing standards promulgated thereunder and all Awards shall be subject to such policy (whether or not such policy was in place at the time of grant of the Award or Option).

5.7	Substitution, Variation or Waiver of Conditions in respect of Awards or Options to be Granted

If prior to the grant of an Award or Option, there is introduced, or proposed to be introduced, in any jurisdiction in which any member of the Group does business any industry specific taxation change, including product fees, which impacts, or may impact, upon the calculation of any Performance Condition in respect of any Accounting Period, or part of an Accounting Period, forming part of the Performance Period but did not equivalently impact upon any Performance Condition in respect of the Accounting Period immediately preceding the Performance Period, the Compensation Committee, acting reasonably, may take such action that it thinks appropriate in the adjustment of any part of the Performance Condition calculations or in the substitution, variation or waiver of any condition in respect of Awards or Options to be granted to ensure consistency of comparison in the numbers underlying the calculation of the Performance Condition.

6.	GRANT OF OPTIONS

Options may be granted by the Compensation Committee in favour of Eligible Employees in respect of Shares sourced from the Trustee or from the Company with the price payable by the Option Holder on exercise being zero, in the case of Shares sourced from the Trustee, or, the aggregate nominal value of the Shares the subject of the Option, in the case of Shares sourced from unissued share capital of the Company, with the performance period being the same as the Performance Period and the performance conditions being the same as those applicable to Awards granted under the terms of the Scheme. The provisions of this Scheme which apply to Awards shall also apply to Options with all necessary modifications and changes as determined by the Compensation Committee. All such Options shall be granted on the basis that they shall be exercisable within a period of less than seven years after the Date of Grant where the exercise price is less than the Market Value at the Date of Grant.

7.	VESTING OF AWARDS AND OPTIONS

7.1	Vesting of Awards and Options

Subject to Rules, 8 and 9, an Award may Vest and an Option may become exercisable on such date as may be specified by the Compensation Committee after the date on which the Performance Condition applicable thereto (in its original form or as substituted or varied from time to time), has been satisfied provided that no Award Holder shall be entitled to Vest such Award and no Option Holder entitled to exercise an Option earlier than the second anniversary of the Date of Grant thereof.

The Compensation Committee may adjust the Vesting or exercise dates and limits set out herein and the performance period in its absolute discretion to take account of any change in the Company’s accounting period which may occur during the Vesting Period.

7.2	Award and Option Holders to be employed within the Group

Subject to the provisions of Rule 8, an Award may Vest or an Option may be exercised only while the Award Holder or Option Holder is employed within the Group and if he ceases to be employed within the Group, any Award or Option granted to him shall lapse to the extent that it has not Vested or been exercised prior to the date of such cessation.

7.3	Effect of any Dealing Restriction Period

If an Award becomes capable of Vesting or an Option capable of exercise during a period when a Dealing Restriction applies, the holder thereof shall not become entitled to receive the Shares nor shall the Trustee or the Company be under any obligation to deliver the Shares until the Dealing Restriction ends notwithstanding any other provision contained in these Rules.

7.4	Acquisition of Shares for Awards and Options

7.4.1	The Company may from time to time fund the Trustee as and when the Trustee requires funds to purchase Shares in the market or otherwise.

7.4.2

In circumstances determined by the Compensation Committee, in its absolute discretion, a request may be made to the Trustee to satisfy the obligation to deliver Shares on Award Vesting or Option exercise (to any Award Holder or Option Holder other than an executive director) by the payment to the Award Holder or Option Holder, as the case may be, of a cash payment equal to the aggregate Market Value of the Shares the subject of such Award or Option (the “Net Payment”).

7.5	Post Vesting Holding Period

The Compensation Committee, in its absolute discretion, may at any time, impose on an Award Holder or Option Holder, as the case may be, the requirement to retain Shares derived from any Award or Option or any Net Payment for such period, and on such conditions as it shall determine in its absolute discretion, provided that in specifying the number of such Shares or the amount of the Net Payment, to be held, due regard shall be had to the need for such holders to discharge taxation liabilities arising on the Vesting or exercise of any such Award or Option or the receipt of any Net Payment, as the case may be, and provided further that the Compensation Committee shall be entitled to impose such a requirement on one Award Holder or Option Holder but not on another (a “Retention Restriction”).

8.	CESSATION OF EMPLOYMENT

8.1

Notwithstanding, the provisions of Rules 7.1 and 7.2, if a Participant ceases to be employed by a Group Member before or after his Award is capable of Vesting or Option is capable of exercise, as the case may be, by reason of:

8.1.1	death;

8.1.2	ill health, injury or disability evidenced to the satisfaction of the Compensation Committee;

8.1.3	redundancy (within the meaning of the Redundancy Payments Acts 1967 to 2022 or any overseas equivalent) if the Compensation Committee so decides;

8.1.4	retirement, with the agreement of the Compensation Committee;

8.1.5	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

8.1.6	for any other reason, if the Compensation Committee so decides;

his Awards shall Vest and his Options shall become exercisable (to the extent not already exercisable), in each case to the extent determined by the Compensation Committee in accordance with Rule 8.2 either on (i) the date of cessation of employment with the Group Member, or (ii) the end of the original Vesting Period or (iii) such other date as shall be determined by the Compensation Committee in its absolute discretion (including, but not limited to, the date on which any post cessation restrictive covenants entered into by the Participant expire). Any Option shall lapse unless exercised by the Participant or by his personal representative within a period of six months (or such other period as determined by the Compensation Committee in its discretion) after: (a) the date on which the Option becomes exercisable in accordance with this Rule 8.1; or (b) in the case of an Option which was already exercisable on the date of cessation of employment, either (x) the date of cessation of employment with the Group Member, or (y) such other date as shall be determined by the Compensation Committee in its absolute discretion (including, but not limited to, the date on which any post cessation restrictive covenants entered into by the Participant expire).

8.2

Subject to Rules 8.3 to 8.5, the number of Shares in respect of which Vesting or exercising shall occur shall be determined by the Compensation Committee in its absolute discretion, taking into account:

8.2.1

the extent to which any Performance Condition has been satisfied either (as determined by the Compensation Committee) at the date of cessation of office or employment or at the end of the original Performance Period; and

8.2.2	unless the Compensation Committee determines otherwise, the period of time that has elapsed from the Date of Grant to the date of cessation of office or employment,

and to the extent that an Award does not Vest, or an Option does not become exercisable, in each case in full, the remainder will lapse immediately.

8.3

The Compensation Committee may, at any time prior to the date of eventual exercise, and in its absolute discretion, revoke any determination under Rule 8.1 to permit an Award or Option to continue for any reason including (without limitation) a breach by the Award Holder or Option Holder of any restrictive covenants contained within his or her employment contract or any settlement agreement in respect of termination of his employment or otherwise, in which case the Award or Option shall lapse immediately from the date of such revocation.

8.4	An Award Holder or Option Holder shall not be treated for the purposes of these Rules as ceasing to be employee until such time as he is no longer an employee of any Group Member.

8.5

Where an Award Holder or Option Holder’s contract of employment with the Group is terminated without notice, such employment shall be deemed to cease on the date on which the termination takes effect, and where the said contract is terminated by notice given by a Group Member or by an Award Holder or Option Holder, such employment shall be deemed to cease on the date on which that notice expires..

8.6	Retention Restriction Release

The Compensation Committee, in its absolute discretion, may release any Shares or any Net Payment the subject of a Retention Restriction after an Award Holder or Option Holder ceases to be employed for any of the reasons set out in Rule 8.1.

8.7	Award Holder Relocating Abroad

Notwithstanding any other provision of these Rules, if it is proposed that an Award Holder or Option Holder (who is not an executive director of the Company), while continuing to be an Eligible Employee, shall work in a country other than the country in which he is currently working and, by reason of such change he:

8.7.1	suffers less favourable tax treatment in respect of his Awards or Options; or

8.7.2	becomes subject to a restriction that impedes or limits the issuance or transfer of the Shares subject to an Award or Option or limits or impedes his ability to hold or deal with such Shares,

his Award or Option, at the discretion of the Compensation Committee, may (i) either Vest or be exercised, as the case may be, in whole or in part, at such time or times as the Compensation Committee shall determine or (ii) be adjusted in a manner designed to overcome in whole or in part, such treatment or restriction.

9.	TAKEOVER, RECONSTRUCTION, AMALGAMATION OR WINDING UP OF COMPANY

9.1	Corporate Events

Where any of the events described in Rule 9.2 occur, then subject to Rules 10 and 11, Awards and Option will Vest in accordance with Rule 9.3 at the time of such event unless they Vest earlier in accordance with Rule 9.4.2. Subject to Rule 9.3 Options will be exercisable for 30 days from the date of the relevant event described in Rule 9.2, after which all Options will lapse.

9.2	Relevant Events

The events referred to in Rule 9.1 are:

9.2.1	General offer

If any person (either alone or together with any person Acting in Concert with him)

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

9.2.2	Scheme of arrangement

A compromise or arrangement in accordance with Chapter 1 of Part 9 of the Companies Act 2014 for the purposes of a change of Control of the Company is sanctioned by the Court.

9.2.3	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company.

9.3	Determination of the Compensation Committee

9.3.1

An Award or Option will Vest pursuant to Rule 9.1 taking into account all factors which the Compensation Committee considers relevant, the extent to which any Performance Condition has been satisfied and, unless the Compensation Committee determines otherwise, the period of time from the Date of Grant to the date of the relevant event. To the extent that an Award or Option does not Vest, or is not exchanged in accordance with Rule 10, it will lapse immediately.

9.3.2	Any reference to the Compensation Committee in this Rule 9 means the members of the Compensation Committee immediately prior to the relevant event which is the subject of this Rule 9.

9.4	Other Events

9.4.1

If the Company is or may be affected by a merger with another company, demerger, delisting, special dividend or other event which, in the opinion of the Compensation Committee, may affect the current or future value of Shares:

(a)	the Compensation Committee may determine that an Award or Option will Vest or must be exercised conditionally on the event occurring;

(b)	if the event does not occur then the conditional Vesting or exercise will not be effective and the Award or Option will continue to subsist;

(c)

if an Award or Option Vests under this Rule 9.4, it will Vest taking into account the extent to which any Performance Condition has been satisfied at the date of the relevant event and, unless the Compensation Committee determines otherwise, the period of time from the Date of Grant to the date of the relevant event (or if the event occurs during a post Vesting retention period, to the beginning of the post Vesting retention period); and

(d)	to the extent that an Award or Option does not Vest, it will lapse immediately.

The Compensation Committee will then also determine the period during which any Vested Option may be exercised, after which time it will lapse.

9.4.2

If the Compensation Committee determines that there would be any adverse tax consequence if an Award or Option were to Vest on or after an event described in this Rule 9, then the Compensation Committee may resolve that Awards will Vest on an earlier date.

9.5	Discretion of Compensation Committee

In determining the basis of Vesting or exercise of Awards or Options, as the case may be, in the circumstances set out in Rules 9.1 to 9.4 or the release of a Retention Restriction in respect of Shares derived from Awards or Options or a Net Payment, the Compensation Committee, acting fairly and reasonably, may take such actions as it considers fair in the circumstances.

10.	EXCHANGE OF AWARDS AND OPTIONS ON TAKEOVER OF COMPANY

10.1	An Award will not Vest or an Option will not become exercisable under Rule 9 but will be exchanged on the terms set out in Rule 10 to the extent that:

(a)	an offer to exchange the Award (the “Existing Award”) or Option (the “Existing Option”) is made and accepted by a Participant;

(b)	there is an Internal Reorganisation; or

(c)	the Compensation Committee decides (before the event) that an Existing Award or Existing Option will be exchanged automatically.

10.2

If Rule 10.1 applies, the Existing Award will not Vest or Existing Option will not become exercisable but will be exchanged in consideration of the issue of a new award (the “New Award”) or new option (the “New Option”) which, in the opinion of the Compensation Committee, is equivalent to the Existing Award or Existing Option, but relates to shares in a different company (whether the acquiring company or a different company) (“New Shares”).

10.3	The New Award or New Option shall not be regarded for the purposes of this Rule 10 as equivalent to the Award or the Option unless:

10.3.1

save for any condition imposed under Rule 5.1, the New Award or the New Option shall Vest or be exercised, as the case may be, in the same manner as the Award and the Option and subject to the same provisions of the Scheme as it had effect immediately before the release of the Award or Option, as the case may be;

10.3.2

the aggregate Market Value of the shares which are the subject of the New Award or the New Option is the same as the maximum possible amount which would have been received where the Award or Option become exercisable in its entirety; and

10.3.3

the total amount payable by the Award Holder or the Option Holder for the acquisition of the New Shares under the New Award or the New Option, as the case may be, is as nearly as may be equal to the total amount that would have been payable by the Award Holder or the Option Holder for the acquisition of the Shares under the Award or the Option, as the case may be.

10.4	The date of grant of the New Award or New Option shall be deemed to be the same as the Date of Grant of the Award or the Option, as the case may be.

10.5

In the application of the Scheme to the New Award or the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Award or New Option, as the case may be, relates and the New Shares respectively, save that in the definition of “Committee” the reference to “Company” shall be read as if it were a reference to Flutter Entertainment plc.

11.	LAPSE OF AWARDS AND OPTIONS

In addition to any other Rule providing for lapsing, an Award or Option shall lapse on the earliest of:

11.1	subject to Rule 8.1, the date specified in the Award Certificate or Option Certificate for lapsing;

11.2

the Compensation Committee determining that any condition imposed under Rule 5.1 has not been satisfied in relation to the Award or Option and can no longer be satisfied either in whole or in part; and

11.3	the date on which a resolution is passed or an order is made by the court for the compulsory winding up of the Company.

12.	SHARES TRANSFERRED/ISSUED ON VESTING

12.1	Rights attaching to Shares

Prior to Vesting or exercise an Award Holder or Option Holder, as the case may be, shall have no right over or in respect of any Shares which are capable of being acquired or held for the benefit of the Award Holder or Option Holder under the relevant Award or Option. On the Vesting of an Award or exercise of an Option, the relevant Shares shall, as to voting, dividend and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such Vesting and the Award Holder or Option Holder, as the case may be, shall be entitled to all rights attaching to such Shares arising by reference to a record date after the date of Vesting or exercise.

12.2	Dividends

Subject to Rule 12.3, upon the Vesting of an Award in respect of Shares sourced from the Trustee an Award Holder shall be entitled to receive such number of additional Shares, calculated by the Company (in its absolute discretion), by dividing the aggregate of the net after Tax dividends received in respect of the Shares the subject of the Award in the period commencing on the Date of Grant of such Award and ending on the day prior to Vesting by the price of the Shares on the Official List (or equivalent such record) of the Stock Exchange at the close of business on the day prior to Vesting (the “Dividend Shares”). The Dividend Shares shall form part of the Award for all purposes and be subject to the terms and conditions set out in these Rules as if they formed part of the Award ab initio. The entitlement to Dividend Shares shall only arise upon the Vesting of the original Award of which they form part and the Award Holder shall have no right or interest of any kind in respect of these Shares unless and until the Vesting of the original Award occurs. If an Award shall Vest in part the number of Dividend Shares the Award Holder shall receive shall be reduced so that the Dividend Shares received shall bear the same proportion to the total number of Dividend Shares as the proportion that the Award that Vests bears to the entire Award.

Upon the Vesting of an Award in respect of Shares sourced from the unissued share capital of the Company, the Compensation Committee, in its absolute discretion, may determine to procure that the Board shall allot such additional number of Shares as shall equal the entitlement to Dividend Shares that would have been transferred to the Award Holder had he received an Award or Share sourced from the pool of Shares held by the Trustee.

An Option Holder shall be entitled to Dividend Shares on the same basis as an Award Holder with the calculation of the amount of his dividend entitlement being based on the net after tax amount of dividends that would have been payable on the Shares the subject of the Option in the period commencing on the Date of Grant and ending on the earliest date the relevant Options could have been exercised had such Shares been in issue.

12.3	Exclusion

The automatic entitlement of an Award Holder to Dividend Shares under the provisions of Rule 12.2 shall not apply to Dividend Shares that may be funded from any special or exceptional dividend payable by the Company and, in such circumstances, the Compensation Committee shall determine, in its absolute discretion, whether or not a Dividend Share entitlement shall arise.

For the avoidance of any doubt, the proceeds payable to the Trustee in respect of any repurchase by the Company of Shares from the Paddy Power Betfair plc Employee Benefit Trust are not within the remit of Rule 12.2.

13.	ADJUSTMENT OF AWARDS AND OPTIONS ON REORGANISATION

13.1	Power to adjust Awards and Option

The number of Shares subject to an Award or an Option and/or any Performance Condition applicable thereto may be adjusted in such manner as the Compensation Committee determines in the event of:

13.1.1	any variation of the share capital of the Company; or

13.1.2

a merger with another company, demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Compensation Committee, affect the current or future value of the Shares.

13.2	Notification of Award Holders and Option Holder

The Compensation Committee shall, as soon as reasonably practicable, notify each Award Holder and Option Holder of any adjustment made under this Rule 13. The Compensation Committee may call in for endorsement or cancellation and re-issue of any Award Certificate or Option Certificate in order to take account of such adjustment.

14.	DEDUCTIONS

14.1	Withholding Tax and Social Security Deductions

Where, in relation to an Award or Option granted under the Scheme, the Compensation Committee, the Trustee, the Company or any Group Member (as the case may be) is liable, or is in accordance with current practice believed by the Compensation Committee, the Trustee or the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Award Holder or Option Holder (a “Relevant Liability”), neither the Trustee nor the Company, as appropriate, shall be under any obligation to acquire Shares for the benefit of the Award Holder or Option Holder or transfer or issue Shares, as appropriate, to the Award Holder or Option Holder unless the Award Holder or Option Holder, as the case may be, has paid to the Trustee, the Company or Group Member (as the case may be) an amount sufficient to discharge the liability.

In addition, any Group Member and/or the Trustee shall have the discretion to retain sufficient of the Shares the subject of any Award or Option to ensure that any liability to taxation or otherwise of the Award Holder or Option Holder or the Company or the Group Member or the Trustee in respect of the receipt by any such holder of such Shares is capable of discharge.

14.2	Indemnity

Each Award or Option shall be granted on terms that the Participant agrees to indemnify and keep indemnified the Company and any Group Member and any other relevant person to the extent permitted by law in respect of any Relevant Liability and that upon Vesting of an Award or exercise of an Option, the provisions of Rule 14.2 shall apply (and for this purpose a company in the Group includes a company that has been a Group Member).

14.3	Execution of Award/Option Certificate by Award/Option Holder

The Compensation Committee may require an Award Holder or Option Holder to execute a copy of the Award Certificate or Option Certificate or some other document in order to bind himself contractually to any such arrangement as is referred to in this Scheme (including the application of Clawback in respect of them) and return the executed document to the Compensation Committee by a specified date. Failure to return the executed document by the specified date shall cause the Award or Option to lapse.

15.	LEGAL ENTITLEMENT

15.1	This Rule 15 applies during a Participant’s employment with any Company in the Group and after the termination of such employment, whether or not the termination is held to be lawful.

15.2

This Rule 15 shall apply irrespective of whether the Compensation Committee has discretion in the operation of the Scheme, or whether the Company or the Compensation Committee could be regarded as being subject to any obligations in the operation of the Scheme.

15.3

Nothing in the Scheme or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Company in the Group are separate from, and are not affected by, his participation in the Scheme.

15.4	Awards or Options will not (except as may be required by taxation law) form part of the emoluments of any Participant or count as wages or remuneration for pension or other purposes.

15.5

Nothing in the Scheme or its operation will confer on any person any right to continue in employment and neither will it affect the right of any Group Member to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Compensation Committee or any other person any duty or liability whatsoever in connection with:

15.5.1	the lapsing of any Award or Option pursuant to the Scheme;

15.5.2	the failure or refusal to exercise any discretion under the Scheme; or

15.5.3	a Participant ceasing to hold office or employment for any reason whatsoever.

15.6

The issue of any Award or grant of an Option to a Participant does not create any right for that Participant to be issued any further Awards/Options or to be issued Awards/Options on any particular terms, including the number of Shares to which Awards/Option relate whether under this Scheme or any other scheme.

15.7

Participation in the Scheme is permitted only on the basis that the Eligible Employee accepts all the provisions of these Rules, including in particular this Rule 15. By participating in the Scheme, a Participant waives all rights to compensation for any loss in relation to the Scheme, including:

15.7.1	any loss of office or employment;

15.7.2

any loss or reduction of any rights, benefits or expectations in relation to the Scheme in any circumstances or for any reason, including lawful or unlawful termination of the Participant’s employment;

15.7.3	any exercise of a discretion or a decision taken in relation to an Award or to the Scheme, or any failure to exercise a discretion or take a decision;

15.7.4	the operation, suspension, termination or amendment of the Scheme.

15.8

Each of the provisions of each Rule of the Scheme is entirely separate and independent from each of the other provisions of each Rule. If any provision is found to be invalid then it will be deemed never to have been part of the Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of the Rules.

15.9

No representation or guarantee is given in respect of the future value of the Shares which are the subject of any Awards. Each Award is made on the basis that the Participant accepts that such value is unknown, indeterminable and cannot be predicted with certainty. Furthermore, the issue of an Award or grant of an Option shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.10

No Group Member shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the euro that may affect the value of the Award or Option or of any amounts due to the Participant pursuant to the vesting of the Award or the subsequent sale of any Shares acquired upon Vesting and/or settlement.

16.	ADMINISTRATION OF SCHEME

16.1	Compensation Committee responsible for administration

The Compensation Committee shall be responsible for, and shall have the conduct of, the administration of the Scheme. The Compensation Committee may from time to time make or amend regulations for the administration of the Scheme provided that such regulations shall not be inconsistent with the Rules of the Scheme.

16.2	Compensation Committee decision final and binding

The decision of the Compensation Committee shall be final and binding in all matters relating to the administration of the Scheme, including but not limited to the resolution of any ambiguity in the Rules of the Scheme.

16.3	Suspension or termination of grant of Awards/Options

The Compensation Committee may terminate or from time to time suspend the grant of Awards or Options

16.4	Provision of Information

The Trustee and an Award Holder or Option Holder shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its obligations under Section 128(11) of TCA 1997.

16.5	Cost of Scheme

The cost of introducing and administering the Scheme shall be met by the Company. The Company shall also be entitled, if it wishes, to charge to a Subsidiary the opportunity cost of issuing Shares to an Award Holder or Option Holder employed by the Subsidiary following the Vesting of an Award or Option, as the case may be.

17.	AMENDMENT OF SCHEME

17.1	Power to amend Scheme

Subject to Rules 17.2 and 17.3 the Compensation Committee may from time to time amend all or any of the Rules of the Scheme.

17.2	Amendments to Scheme

Without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Award Holders or Option Holders to the Rules of the Scheme relating to:

17.2.1	the persons to whom or for whom securities, cash or other benefits are provided for under the Scheme;

17.2.2	the limit on the number or amount of Shares, cash or other benefits subject to the Scheme;

17.2.3	the maximum entitlement of any one Award Holder or Option Holder under the Scheme;

17.2.4

the basis for determining an Award Holder or Option Holder’s entitlement to, and the terms of securities, cash or other benefits to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, subdivision or consolidation of Shares or reduction or any other variation of capital;

PROVIDED HOWEVER that this Rule 17.2 shall not prohibit any amendment which is of a minor nature and benefits the administration of the Scheme or any amendment which is necessary or desirable in order to take account of a change of legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Scheme, the Company or some other Group Member.

17.3	Rights of existing Award/Option Holders

An amendment may not adversely affect the rights of an existing Award Holder or Option Holder (save in respect of the Performance Conditions) except where the amendment has been approved by the existing Award Holders and Option Holders who together represent the holders of Awards and/or Options which have the majority of Shares which are the subject of Awards and Options outstanding at the time.

17.4	Notification of Award/Option Holders

The Compensation Committee shall, as soon as reasonably practicable, notify each Award Holder and Option Holder of any amendment to the Rules of the Scheme under this Rule 17.

17.5	Changes to take account of foreign jurisdiction

The Compensation Committee may incorporate additional schedules to the Rules in any jurisdiction in which employees are based. These schedules may vary the Rules or establish country specific sub plans to take account of any applicable tax, exchange control, securities laws or other regulations. The Shares issued pursuant to any Award or Option granted under any additional schedule will count towards the overall limits on the number of Shares that may be issued under the Scheme.

18.	DATA PROTECTION

18.1	By accepting the grant of an Award, a Participant acknowledges that his or her Personal Data will be processed and disclosed as follows:

18.1.1

by the Company, the Trustee or any Group Member employing the Participant as they are required to collect, process and utilise the personal information or other relevant information pertaining to the Participant for purposes directly relevant to the Award granted to the Participant, and to disclose or transfer such information to other Group Members and, if necessary, a third party (including any broker, registrar or administrator) for the purpose of administering the Plan;

18.1.2

by the Company, the Trustee, any Group Member employing the Participant and any such third party so that they may utilise such information for the purpose of administering the Plan, provided that such information shall be kept confidential and shall not be used by any of them for any purposes not related to the administration of the Plan;

18.1.3

by the Company, the Trustee, any Group Member employing the Participant and any such third party (any of which may be located in the EEA or the UK or outside of the EEA and the UK) so that they may transfer the personal information or other relevant information pertaining to the Participant in the EEA/UK or outside of the EEA/UK for the purpose of administering the Plan (in which case the transfer shall be governed by “model contract clauses” or equivalent measures required under EU or UK data protection laws); and

18.1.4

by and to any future purchaser of the Company or Subsidiary employing the Participant, or any future purchaser of their respective undertakings or any parts thereof, for the purpose of administering the Plan and/or confirming the Participant’s entitlement to an Award and/or any Plan Shares where such entitlement is relevant to such purchase.

18.2

By accepting the grant of an Award, a Participant acknowledges that the purposes described in Rule 18.1 are necessary for the performance of the Plan or are otherwise necessary for the legitimate interests of the Company, the Trustee or any Group Member employing the Participant in connection with the administration of the Plan. Should the Participant exercise any data subject rights in relation to his or her personal data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to administer the Plan in respect of the Participant. In that case the Awards may lapse and shall not be capable of Vesting and the Participant shall be deemed to have waived (without any right to compensation) any right to Plan Shares which are being held on his behalf by the Trustee.

18.3

Each Participant shall be provided with the information regarding the following by the Company, the Trustees or any Group Member employing the Participant to the extent that they are acting as controllers of the Participant’s Personal Data (save where the Participant already has the information):

18.3.1	the purpose of the collection and use of the personal information or other relevant information pertaining to the Participant;

18.3.2	the information to be collected and used;

18.3.3	the period and method of retention and use of the personal information or other relevant information pertaining to the Participant;

18.3.4

details of any third parties to whom their information is disclosed or transferred including the purpose of such disclosure or transfer and, where applicable, the safeguards applied to any transfers of data outside of the EEA/UK;

18.3.5	the rights of the Participant in respect of access to, rectification and deletion of their information and any related disadvantages;

18.3.6	where applicable, the contact details of the Data Protection Officer of the relevant controller; and

18.3.7	the right to complain to the relevant data protection supervisory authority.

19.	LISTING OF SHARES

If and for so long as the Shares are listed and traded on a Stock Exchange, the Company shall apply for the listing of any Shares issued under the Scheme as soon as possible. Where Shares are to be delivered to a Participant as a consequence of the Vesting of an Award or the exercise of an Option, the relevant Shares shall be delivered to the Participant in such manner as the Compensation Committee may in its discretion determine, including but not limited to procuring the issue of DIs representing the relevant Shares to the Participant or its nominee(s) and/or making arrangements for the relevant Shares to be held on behalf of the Participant in any securities settlement system to which the Shares are eligible for admission from time to time.

20.	NOTICES

20.1	Notice by Trustee or Company

Any notice, document or other communication given by, or on behalf of, the Compensation Committee, the Trustee or the Company to any person in connection with the Scheme shall be deemed to have been duly given if delivered to him at his place of work, if he is employed within the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

20.2	Deceased Award/Option Holders

Any notice, document or other communication so sent to an Award Holder or Option Holder shall be deemed to have been duly given notwithstanding that such Award Holder or Option Holder is then deceased (and whether or not the Compensation Committee have notice of his death) except where his personal representatives have established their title to the satisfaction of the Compensation Committee and supplied to the Compensation Committee an address to which notices, documents and other communications are to be sent.

20.3	Notice to Compensation Committee, Trustees or Company

Any notice, document or other communication given to the Compensation Committee, Trustee or the Company in connection with the Scheme shall be delivered or sent by post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Award Holders or Option Holders but shall not in any event be duly given unless it is actually received at such address.

21.	GOVERNING LAW

The formation, existence, construction, performance, validity and all aspects whatsoever of the Scheme, any term of the Scheme and any Award or Option granted under it shall be governed by the Laws of Ireland. The Courts of Ireland shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Scheme. The jurisdiction agreement contained in this Rule 21 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. By accepting the grant of an Award or Option and not renouncing it, an Award Holder or Option Holder, as the case may be, is deemed to have agreed to submit to such jurisdiction.

22.	ARBITRATION

Notwithstanding the provisions of Rule 21, all disputes and differences arising out of this Scheme or otherwise in connection therewith may be referred by the Company to arbitration pursuant to the provisions of the Arbitration Acts 2010 (as amended) and any Award Holder or Option Holder so affected shall submit to such arbitration.

PADDY POWER BETFAIR PLC

2015 MEDIUM TERM INCENTIVE PLAN

APPENDIX 1

USA

This Appendix 1 shall apply to all Awards and Options granted under the Scheme to US Taxpayers. Except as amended or overridden by this Appendix 1, the Rules of the Scheme shall apply to Awards and Options granted under the Scheme to US Taxpayers. In the event of any inconsistency between the Rules of the Scheme and this Appendix 1, the terms of this Appendix 1 shall prevail in relation to all Awards and Options granted under the Scheme to US Taxpayers. In the event that a Participant becomes a US Taxpayer subsequent to the Date of Grant of an Award or Option to such Participant under the Scheme, such Award or Option shall immediately be amended in a manner consistent with this Appendix 1.

1.	DEFINITIONS

In this Appendix 1, the following terms shall have the following meanings:

California Participant means a Participant who is a resident of the State of California;

California Securities Law means, collectively, Section 25102(o) of the California Corporate Securities Law of 1968, as amended, and the regulations issued thereunder by the California Commissioner of Corporations, including Section 260.140.42 relating to compensatory purchase plans;

Code means the US Internal Revenue Code of 1986, as it may be amended from time to time;

Rule 701 means Rule 701 of the US Securities Act of 1933, as it may be amended from time to time;

Section 409A means Section 409A of the Code and the treasury regulations, interpretations and administrative guidance issued thereunder;

Short-Term Deferral Exemption means the short-term deferral exemption from Section 409A described in Section 1.409A-1(b)(4) of the treasury regulations issued under the Code;

Short-Term Deferral Period means the period commencing on the date that an Award or Option first is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A and ending upon the fifteenth day of the third month following the end of the calendar year in which such Award or Option first is no longer subject to such substantial risk of forfeiture, or if later, the fifteenth day of the third month following the end of the taxable year of the Group Member employing the US Taxpayer in which the Award or Option first is no longer subject to such substantial risk of forfeiture, which shall be determined and administered consistent with the Short-Term Deferral Exemption;

US means the United States of America;

US Taxes mean applicable US federal, state and local income taxes and employment taxes; and

US Taxpayer means an Eligible Employee or a Participant who is subject to US Taxes on the Date of Grant of an Award or Option to such individual under the Scheme, is expected to become subject to US Taxes following such date or does become subject to US Taxes following such date but while the Award or Option remains outstanding.

References to a “Rule” in this Appendix 1 shall be to the Rules of the Scheme, except as otherwise expressly provided herein.

2.	ADDITIONAL RULES

2.1

With respect to Awards and Options granted to US Taxpayers, the Scheme is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award or Option granted to a US Taxpayer is subject to Section 409A (as opposed to being exempt from Section 409A), it shall be paid in a manner that will comply with Section 409A. Notwithstanding anything herein to the contrary, any provision in the Rules applicable to Awards or Options granted to a US Taxpayers that is inconsistent with Section 409A shall be deemed to be amended to comply with Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Compensation Committee may amend the Rules or any Award Certificate at any time without a US Taxpayer’s consent to comply with applicable law including Section 409A. The Company shall have no liability to a US Taxpayer, or any other party, if an Award or Option that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Compensation Committee, the Board or the Company and, in the event that any amount or benefit under the Scheme becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected US Taxpayers and not with the Company. Notwithstanding any contrary provision in the Rules or any Award Certificate issued to a US Taxpayer, any payment of “nonqualified deferred compensation” (within the meaning of Section 409A) that is otherwise required to be made under the Scheme to a US Taxpayer that is a “specified employee” (as defined under Section 409A) as a result of such US Taxpayer’s separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of such US Taxpayer) and shall instead be paid (in a manner set forth in the Award Certificate) upon expiration of such delay period.

2.2

The Compensation Committee may adopt, amend and terminate such arrangements and grant such Awards or Options to US Taxpayers, not inconsistent with the intent of the Scheme, as it may deem necessary or desirable to comply with Section 409A. The terms and conditions of such Awards and Options may vary from the terms and conditions that would otherwise be required by the Rules solely to the extent the Compensation Committee deems necessary for such purpose.

2.3

Options may be granted to US Taxpayers in accordance with the Scheme and may have such exercise price as determined by the Compensation Committee at the time of grant. To the extent that an Option is granted to a US Taxpayer with an exercise price that is less than 100% of the fair market value of a Share at the time of grant, any such Option shall be designed by the Compensation Committee at the time of grant either (i) to require exercise within the Short-Term Deferral Period so that such Option exercise will be exempt from Section 409A under the Short-Term Deferral Exemption, or (ii) to require exercise upon the occurrence of a permissible payment event under Section 409A so that such Option exercise will comply with the payment timing requirements under Section 409A.

2.4

The Shares underlying any Option granted to a US Taxpayer will in all instances constitute “service recipient stock,” and will be transferred by the Company that is, with respect to such US Taxpayer, an “eligible issuer of service recipient stock” for purposes of Section 409A.

2.5

Notwithstanding anything contained in the Rules to the contrary, the exercise period for any Option granted to a US Taxpayer may not be extended beyond the original exercise period established for such Option at the time of grant.

2.6

Awards other than Options granted under the Scheme to US Taxpayers shall be designed by the Compensation Committee at the time of grant either (i) to require payment or the release of Shares within the Short-Term Deferral Period (or pursuant to any other exemption from Section 409A) so that such payment or release of Shares will be exempt from Section 409A under the Short-Term Deferral Exemption, or (ii) to require payment or the release of Shares upon the occurrence of a permissible payment event under Section 409A so that such payment or release of Shares will comply with the payment timing requirements under Section 409A.

2.7

No setoffs or deductions against any amounts owed to a US Taxpayer by a Group Member may be made hereunder to satisfy the clawback contemplated by Rule 5.5 to the extent that such setoff or deduction would result in adverse tax consequences to the US Taxpayer under Section 409A.

2.8

To the extent of any exchange of an Award or Option under Rule 10, or adjustment of an Award or Option under Rule 5.2 or 13, the terms and conditions of any New Award or New Option (or any adjusted Award or Option, as applicable) shall not modify the timing and schedule of payments applicable to the corresponding original Award or Option prior to such exchange or adjustment or otherwise result in any change to the terms and conditions applicable under the corresponding original Award or Option prior to such exchange or adjustment if such modification or change would result in adverse tax consequences to a US Taxpayer under Section 409A. For purposes of the exchange or adjustment of any Option granted to any US Taxpayer, any such exchange or adjustment shall comply with the requirements of U.S. Treasury Regulation Section 1.424-1 (and any amendment thereto).

2.9

Awards and Options granted under the Scheme to a US Taxpayer constitute unsecured promises by the Company or other Group Member to pay benefits in the future. US Taxpayers holding such Awards or Options shall have the status of general unsecured creditors of the Company or such other Group Member. Each Group Member shall be solely responsible for payment of the benefits of its employees and their beneficiaries. Benefits covered under this Appendix 1 are unfunded for US federal tax purposes. Any amounts set aside to defray the liabilities assumed by the Company or other Group Member shall remain the general assets of the Company or such Group Member, and shall remain subject to the claims of the Company’s or such Group Member’s creditors until such amounts are distributed to Participants.

3.	SECURITIES LAW COMPLIANCE

3.1

Notwithstanding any provision of the Scheme or any Option Certificate or Award Certificate to the contrary (but subject to Rule 3.3 below), (i) no Option or Award shall be granted and no Share shall be delivered or sold to a US Taxpayer unless such grant, delivery and sale is in compliance with US federal securities laws and any applicable US state securities laws, and (ii) Shares acquired by a US Taxpayer pursuant to the exercise of Options or settlement of Awards may only be resold in compliance with the registration requirements or an applicable exemption from the registration requirements of the US Securities Act of 1933, as it may be amended from time to time.

3.2

Notwithstanding any provision of the Scheme or any Option Certificate or Award Certificate to the contrary, Awards and Options granted to a Participant who is a California Participant on the Date of Grant shall be subject to the following additional limitations, terms, and conditions, which for purposes of compliance with California Securities Law only shall be deemed to be a separate plan maintained solely for California Participants:

(a)	except to the extent otherwise provided under Rule 3.3 of this Appendix 1, each Award and Option shall be granted in accordance with Rule 701;

(b)

Awards and Options may not be granted more than ten (10) years after the date on which the Scheme is adopted or the date on which the Scheme is approved by the issuer’s security holders, whichever is earlier;

(c)

in the event of the termination of a California Participant’s employment with each Group Member due to the California Participant’s death or incapacity, (i) each Option held by such California Participant as of the date of such termination, to the extent that on such date (A) such Option is vested and (B) the Market Value of the Shares underlying such Option exceeds the exercise price of such Option on such date, shall be automatically exercised on a cashless basis on the date of such termination, and (ii) all other Options held by such California Participant, to the extent not automatically exercised as provided herein, shall immediately lapse and automatically be cancelled and cease to have any further legal force or effect whatsoever;

(d)

the rights of a California Participant to acquire Shares under the Scheme shall be non-transferable except to the extent of a transfer by will, laws of descent and distribution, to a revocable trust, or as permitted by Rule 701;

(e)

the number of Shares issuable under an Award or Option shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company of or on the Shares; and

(f)

the number of California Participants may not exceed 35 unless the Scheme is approved by holders of a majority of the outstanding securities of the Company entitled to vote within twelve (12) months of the issuance of Shares under the Scheme in California.

3.3

In lieu of meeting the requirements set forth under Rule 3.2 of this Appendix 1, Awards and Options may be granted under the Scheme to any California Participant in accordance with any other registration exemption permitted under California Securities Law or by qualification under such law or compliance with applicable registration requirements, subject to such conditions as required by such law.

4.	AMENDMENT AND ADMINISTRATION

For the avoidance of doubt, the Compensation Committee and/or the Board have the full authority, consistent with the Rules, to administer this Appendix 1, including authority to interpret and construe any provision of this Appendix 1, to identify Eligible Employees and Participants with respect to whom the provisions of this Appendix 1 may apply, and to adopt any regulations for administering this Appendix 1 and any documents it thinks necessary or appropriate. The decision of the Compensation Committee or Board, as applicable, on any matter concerning this Appendix 1 will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee.

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